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EXHIBIT 11

BellSouth Corporation
Computation of Earnings Per Share

	For the years ended December 31,
	1998	1999	2000
Earnings Per Share—Basic:
Income Before Extraordinary Losses	$3,527	$3,448	$4,220
Extraordinary Loss on Early Extinguishment of Debt, net of tax	—	—	—

Net Income	$3,527	$3,448	$4,220

Weighted average shares outstanding	1,970	1,898	1,876

Earnings Per Common Share Before Extraordinary Losses	$1.79	$1.82	$2.25
Extraordinary Loss on Early Extinguishment of Debt, net of tax	—	—	—

Earnings Per Share	$1.79	$1.82	$2.25

Earnings Per Shares—Diluted:
Income Before Extraordinary Losses	$3,527	$3,448	$4,220
Extraordinary Loss on Early Extinguishment of Debt, net of tax	—	—	—

Net Income	$3,527	$3,448	$4,220

Weighted average shares outstanding	1,970	1,898	1,876
Incremental shares from assumed exercise of stock options and payment of performance share awards	14	18	15

Total Shares	1,984	1,916	1,891

Earnings Per Common Share Before Extraordinary Losses	$1.78	$1.80	$2.23
Extraordinary Loss on Early Extinguishment of Debt, net of tax	—	—	—

Earnings Per Share	$1.78	$1.80	$2.23

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BellSouth Corporation Computation of Earnings Per Share